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FORM 5                                                                                                          OMB APPROVAL
------                                                                                                   OMB NUMBER:   3235-0362
                                                                                                         Expires: September 30, 1998
                                                                                                         Estimated average burden
/ / Check this box if no          U.S. SECURITIES AND EXCHANGE COMMISSION                                hours per response......1.0
    longer subject to                       WASHINGTON, DC 20549                                         ---------------------------
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Anderson,          Clyde            B.                Books-A-Million, Inc. (BAMM)             to Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
Books-A-Million, Inc., 402 Industrial Lane        Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person, (Voluntary)        January 1998       ----        title ---       below)
                 (Street)                                                 -------------------               below)
Birmingham,        Alabama           35211                                5. If Amendment,          President and Chief Executive
-------------------------------------------                                  Date of Original       Officer
  (City)           (State)           (Zip)                                   (Month/Year)           --------------------------------
                                                                                             7. Individual or Joint/Group Reporting
                                                                          ------------------    (check applicable line)
                                                                                                 X    Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)
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 Common Stock, $.01 par value       (1)         (1)                (1)                      1,823,100            D
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 Common Stock, $.01 par value       (1)         (1)                (1)                          2,000            I            (2)
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 Common Stock, $.01 par value       (1)         (1)                (1)                         19,480            I            (3)
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 Common Stock, $.01 par value       (1)         (1)                (1)                          2,000            I         By Spouse
                                                                                            ---------
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                                                                                            1,846,580
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270
                                                      (Print or Type Responses)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                              ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Non-Incentive                 $5.875      1/30/98      A       75,000           (4)    1/30/04    Common    75,000
Stock Options                                                                                     Stock
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Non-Incentive                 $5.75         (1)       (1)                       (1)    1/24/03    Common     (1)
Stock Options                                                                                     Stock
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Non-Incentive                 $8.00         (1)       (1)                       (1)    1/30/02    Common     (1)
Stock Options                                                                                     Stock
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Non-Incentive                $14.50         (1)       (1)                       (1)    1/27/01    Commmon    (1)
Stock Options                                                                                     Stock
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Non-Incentive                $10.00         (1)       (1)                       (1)    12/23/99   Commmon    (1)
Stock Options                                                                                     Stock
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Non-Incentive                 $6.38         (1)       (1)                       (1)    2/24/99    Commmon    (1)
Stock Options                                                                                     Stock
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Non-Incentive                 $6.50         (1)       (1)                       (1)    9/17/98    Commmon    (1)
Stock Options                                                                                     Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Non-Incentive                     75,000                    D
Stock Options
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Non-Incentive                     75,000                    D
Stock Options
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Non-Incentive                     35,000                    D
Stock Options
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Non-Incentive                     35,000                    D
Stock Options
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Non-Incentive                     40,000                    D
Stock Options
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Non-Incentive                     32,000                    D
Stock Options
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Non-Incentive                     42,000                    D
Stock Options                    -------
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                                 334,000
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Explanation of Responses:
1. Previously reported.
2. By Trust for daughter Olivia B. Anderson.
3. By Trust for daughter Alexandra R. Anderson.
4. These options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant.

**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.   /s/ Clyde B. Anderson            3/17/98
  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).                                                  ------------------------------- -------
                                                                                                     CLYDE B. ANDERSON         Date


NOTE. FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.                                                   PAGE 2
      IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.                                            SEC 2270 (9-96)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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